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                                                                   EXHIBIT 10.20

                                    GLIATECH
                            23420 Commerce Park Road
                              Cleveland, Ohio 44122
                                 (216) 831-3200
                               Fax: (216) 831-4220




April 19, 1993



The Walt Disney World Swan Hotel
Guest - Dr. Michael A. Zupon
1200 Epcot Resort Blvd.
Lake Buena Vista, FL  32830

Dear Mike,

I am very pleased to offer you the position of Vice President, Product Development and Operations of Gliatech. In this position you will report directly to me. Your training and experience in various aspects of product development and operations are pertinent to the needs and interests of Gliatech and we believe you have the potential to make important contributions to our progress. The terms of this offer are as follows:

1.     COMPENSATION.   Your starting base salary will be $115,000.00 per annum,
       -------------   payable at the monthly rate of $9,583.33.  You will be
                       eligible for annual merit increases.

2.     BONUS.          You will be eligible annually for a merit bonus, based on
       ------          performance, of up to 30% of your base salary.

3.     EQUITY.         Upon joining the company, you will be granted incentive
       -------         stock options to purchase 90,000 shares of common stock.
                       The option will vest in equal amounts over a four-year period commencing with the first anniversary of your employment, and will be exercisable at the fair market value of the common stock on the earlier of the date of grant or the date on which your employment with the company commences. You will be eligible for additional grants of stock options at such periods as the Board of Directors deems appropriate. Should you leave Gliatech prior to full vesting, the unvested portion of your options will be canceled. The Company may elect to repurchase the stock you have purchased upon the exercise of vested options in the event of such early termination.


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Page 19 (Con't.)
Michael A. Zupon
April 19, 1993




4. OTHER BENEFITS. You will be eligible for medical, dental, -------------- life and disability insurance and other benefits established by the company for its employees, including a 401(k) plan. You will be eligible for three weeks paid vacation. In addition to vacation, there will be 12 paid company holidays (10 days fixed, one company optional and one personal options) per year.

5.     RELOCATION.     You will be reimbursed for customary and reasonable costs
       ----------      incurred in moving to Cleveland. This will include
                       packing, insuring, moving and unpacking your household goods and the expenses associated with up to (2) two house-hunting trips. In addition you will be entitled to an allowance for temporary housing of $800.00 per month for a period of one year.

6. This offer is contingent upon your successfully passing a physical examination.


Mike, we are delighted by your decision to join Gliatech and I look forward to your acceptance of this offer of employment and to the start of your employment with Gliatech on or about June 10, 1993. Please call me if you have any questions or need clarification concerning the terms of this offer.

Kindly indicate your acceptance of these terms by signing these letters and returning a signed copy to me by April 30, 1993.

Sincerely,


/s/Thomas O. Oesterling

Thomas O. Oesterling, Ph.D.
President & CEO


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Page 20 (Con't.)
Michael A. Zupon
April 19, 1993




I have read and accept the terms of employment as set forth above.



/s/Michael A. Zupon                          4/27/93
--------------------------                   -------
Michael A. Zupon, Ph.D.                      Date



7.     Severance:  Twelve (12) months of salary for dismissal without cause.


           /S/TOO       8/5/96           /S/MAZ            8/5/96
           ------       ------           ------            ------
           TOO          Date             MAZ               Date

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